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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of Philadelphia Consolidated Holding Corp. on Forms S-8 (File Nos. 33-96604, 333-29643 and 333-29647) of our reports dated February 5, 1999 on our audits of the consolidated financial statements and financial statement schedules of Philadelphia Consolidated Holding Corp. and Subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K.




/s/ PriceWaterhouseCoopers LLP
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2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 26, 1999